Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS SECOND QUARTER 2005 RESULTS

San Diego, CA – August 2, 2005 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced unaudited financial results for the three and six months ended June 30, 2005.

Revenue for the three months ended June 30, 2005 was $11.4 million, a decrease of $1.6 million, or 13 percent, compared to $13.0 million for the same period in 2004.  The decrease in revenue for the second quarter of 2005 versus 2004 was due to lower product and screening service revenue, which more than offset higher chemistry service revenue.  The reduction in product revenue was caused by the lack of Crystal Farm shipments to our distributors during the quarter due to their inventory levels. The reduction in screening service revenue was due to a lower level of screening service activity.  The increase in chemistry service revenue was due to new revenue from the National Institute of Mental Health (NIH), which offset lower revenue from Pfizer.

Revenue for the six months ended June 30, 2005 was $18.4 million, a decrease of $6.4 million, or 26 percent, compared to $24.8 million for the same period in 2004.  The decrease in revenue for the 2005 period versus 2004 was due to lower revenue in all service and product categories.  The primary driver of the decreased services revenue was lower chemistry service revenue from Pfizer and lower screening service revenue caused by a lower level of screening service activity.  The decrease in chemistry service revenue was partially offset by new revenue from the NIH.  The reduction in product revenue was caused by the lack of Crystal Farm shipments to our distributors during the first half of 2005 due to their inventory levels.

Net loss for the three months ended June 30, 2005 was $1.4 million, or $0.05 per share, compared to net income of $0.7 million, or $0.03 per share, for the same period in 2004.  Net loss for the six months ended June 30, 2005 was $5.9 million, or $0.23 per share, including a $1.0 million, or $0.04 per share, non-cash impairment charge associated with the write-down of our toxicology-based intangible assets, compared to net income of $1.8 million, or $0.07 per share, for the same period in 2004.

Gross margin as a percentage of revenue for the second quarter of 2005 was 33 percent, down from the 40 percent result in the second quarter of 2004, due to lower service and product margins caused by lower volumes.  Gross margin as a percentage of revenue for the first six months of 2005 was 29 percent, down from the 42 percent result in the same period of 2004, due to lower service and product margins caused by lower volumes.

Research and development costs for the second quarter of 2005 were $1.6 million, compared to $0.9 million in the second quarter of 2004.  Research and development costs for the first six months of 2005 were $2.9 million, compared to $1.8 million in the same period of 2004.  The increase in research and development costs resulted from the acquisition of the natural compound based discovery business of Biofrontera Discovery GmbH and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on targeted libraries, compound storage solutions, in silico tools, screening assays and drug discovery process development.

Selling, general and administrative costs for the second quarter of 2005 were $3.6 million, unchanged from the second quarter of 2004.  Selling, general and administrative costs for the first six months of 2005 were $7.7 million, compared to $7.2 million in the same period of 2004.  The increase in selling, general and administrative costs for the first six months resulted primarily from costs related to the separation agreement with a former executive.

Cash, cash equivalents and short-term investments at June 30, 2005 were $80.0 million, a decrease of $4.9 million from the balance at March 31, 2005 due primarily to the significant increase in working capital requirements, caused by the increase in second quarter revenue over the first quarter level, and the net loss.

Since our first quarter 2005 earnings report, Discovery Partners has achieved several milestones:

•                  In May the Unistore Compound storage system was launched into the European market at the Compound Management Symposium in London, UK.

•                  The Company became part of the Russell Microcap and NASDAQ Healthcare indices.

•                  In June a scientific article on uARCS co-authored by scientists from Abbott and DPI was published in the Journal of The Society for Bimolecular Screening.

•                  The NIH Compound Repository has become operational after the installation of the first of two Unistore systems. The first 100,000 compounds have been received, shipments have started to some of the newly selected screening centers and our recommendation for the second set of 100,000 compounds to be acquired has been submitted to the NIH for review and approval.

“Our financial performance in the second quarter, although significantly better than the first quarter due to renewed shipments to Pfizer, is still below our expectations as we continue our efforts to refocus the Company toward larger value added collaborations and away from providing individual elements of our drug discovery capabilities as separate service offerings,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners. “During the quarter we have substantially increased the number and the level of discussions with several pharmaceutical companies aimed at entering into multi-target, multi-year collaborations to provide them with a stream of pre-clinical candidates. Our collaborative concept and capabilities have been extremely well received and are predicated on a rapid deployment of scientists as soon as collaborations are signed.  Given the uncertain lead-time associated with the establishment of significant scientific collaborations and the time associated with re-establishing research teams, we have decided, for the time being, to keep our scientific resources intact and ready to be deployed on short notice.  As a result, we are redeploying our scientists from revenue generating activities toward internal R&D and business development efforts.  We are fully aware that this can only be a short term situation that is sustainable for a limited period of time but we are confident that we will soon be able to successfully conclude ongoing collaboration discussions. In any event we are also fully prepared to implement appropriate actions to reduce expenses by year end should our expectations for new business not be fulfilled,” continued Pigliucci.

“Our current 12-month backlog is just over $20 million, substantially lower than what we reported last quarter due to the pending expiration of our Pfizer contract in early January, 2006.  Based on our current new business visibility, we now estimate revenues for the second half of 2005 at approximately the same levels as the first half with a slightly higher loss due to the additional R&D expenses at the newly acquired natural product operation in Heidelberg, Germany.  This revenue amount does not include the revenue for the two Universal Store Systems to be deployed to the NIH project in 2005, as they will be recognized over the life of the NIH contract and the loss does not include any potential restructuring charge that could be required depending on the future business outlook that evolves during the last half of 2005.  We continue to estimate that cash at the end of 2005 will be in excess of $75.0 million, absent any further M&A activities, restructuring activities or stock repurchases under our current authorization,” concluded Pigliucci.

A conference call discussing second quarter 2005 financial results and outlook for the remainder of 2005 will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, August 2, 2005.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling 888-203-1112, access code: 6414617 through Tuesday, August 9, 2005.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, compound management, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, research and development efforts and business environment, including whether the Company’s relationships with Pfizer and the NIH continue through and beyond their contractual terms, the mix and timing of revenue from sales of products and services, the ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the level of expenditures necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, the ability to successfully commercialize the uARCS technology, the ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.  Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others.  While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Revenues:
Services	$11,092	$11,699	$17,938	$21,974
Products	270	1,300	491	2,833
Total revenues	11,362	12,999	18,429	24,807
Cost of revenues:
Services	7,411	7,076	12,636	12,740
Products	250	744	439	1,631
Total cost of revenues	7,661	7,820	13,075	14,371
Gross margin	3,701	5,179	5,354	10,436

Operating expenses:
Research and development	1,605	900	2,856	1,793
Selling, general and administrative	3,599	3,597	7,670	7,155
Amortization of stock-based compensation	314	135	598	304
Restructuring	—	—	130	—
Impairment of intangible assets	—	—	1,000	—
Total operating expenses	5,518	4,632	12,254	9,252
Income (loss) from operations	(1,817)	547	(6,900)	1,184
Interest income, net	413	296	878	633
Foreign currency transaction gain, net	2	(97)	50	(49)
Other income, net	25	31	58	60
Income (loss) from operations before income taxes	(1,377)	777	(5,914)	1,828
Income tax	(9)	37	3	42
Net income (loss)	$(1,368)	$740	$(5,917)	$1,786

Net income (loss) per share, basic	$(0.05)	$0.03	$(0.23)	$0.07

Weighted average shares outstanding, basic	25,853	25,169	25,848	24,851

Net income (loss) per share, diluted	$(0.05)	$0.03	$(0.23)	$0.07

Weighted average shares outstanding, diluted	25,853	26,031	25,848	25,878

Summary Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$28,915	$13,148
Short-term investments	51,059	66,870
Accounts receivable, net	9,825	14,334
Inventories, net	2,665	2,842
Prepaid and other current assets	2,074	2,748
Total current assets	94,538	99,942

Restricted cash	1,165	1,120
Property and equipment, net	9,106	7,206
Prepaid royalty, net	4,224	4,828
Patents and license rights, net	1,131	2,287
Other assets, net	177	260
Total assets	$110,341	$115,643

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,565	$3,198
Accrued compensation	1,828	2,517
Deferred revenue	2,616	1,072
Restructuring accrual	148	294
Obligations under capital leases, less non-current portion	104	—
Total current liabilities	7,261	7,081

Deferred rent	294	155
Obligations under capital leases, less current portion	116	—

Stockholders’ Equity:
Common stock	26	26
Common stock issuable	2,849	2,657
Treasury stock	(917)	(794)
Additional paid-in-capital	208,145	207,804
Deferred compensation	(1,874)	(2,187)
Accumulated other comprehensive income	86	630
Accumulated deficit	(105,645)	(99,729)
Total stockholders’ equity	102,670	108,407
Total liabilities and stockholders’ equity	$110,341	$115,643

Summary Consolidated Statement of Cash Flows

	Three Months Ended	Six Months Ended
	June 30, 2005	June 30, 2005
	(Unaudited)	(Unaudited)

Net Loss	$(1,368)	$(5,917)

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	1,390	2,728
Amortization of stock-based compensation	314	598
Restructuring expense	—	130
Realized loss on investments	49	126
Loss on disposal of fixed assets	21	22
Impairment of intangible assets	—	1,000
Change in operating assets and liabilities:
Accounts receivable	(4,342)	4,049
Inventories	1,160	150
Other current assets	62	588
Accounts payable and accrued expenses	964	(1,262)
Restructuring accrual	(182)	(276)
Deferred revenue	(516)	1,635
Deferred rent	138	139
Restricted cash	(47)	(47)
Net cash (used in) provided by operating activities	(2,357)	3,663

Investing activities:
Net cash paid for business	(1,509)	(1,509)
Purchases of property and equipment	(1,744)	(2,267)
Other assets	578	1
Purchases of patents, license rights and other intangible assets	—	(2)
Purchases of short-term investments, net	(1,741)	15,703
Net cash (used in) provided by investing activities	(4,416)	11,926

Financing activities:
Net proceeds from issuance of common stock	68	221
Payments on debt	(70)	(70)
Net cash (used in) provided by financing activities	(2)	151
Effect of exchange rate changes	30	27
Net (decrease) increase in cash and cash equivalents	(6,745)	15,767
Cash and cash equivalents at beginning of period	35,660	13,148
Cash and cash equivalents at end of period	$28,915	$28,915